Exhibit 99.1

Cirrus Logic Announces Agreement to Acquire Lion Semiconductor

Acquisition Expands Company’s Portfolio of High-Performance Mixed-Signal Technologies with the Addition of Fast-Charging ICs

AUSTIN, Texas--(BUSINESS WIRE)--July 8, 2021--Cirrus Logic, Inc. (Nasdaq: CRUS) today announced that it has entered into an agreement to acquire California-based Lion Semiconductor for $335 million in cash. This acquisition brings unique intellectual property and products for power applications in smartphones, laptops and other devices and accelerates growth of the company’s high-performance mixed-signal business. Lion is expected to be immediately accretive to GAAP and non-GAAP earnings per share, contributing approximately $60 million in revenue between deal close and the end of FY22.

“The acquisition of Lion Semiconductor adds further momentum to our strategy of applying our mixed-signal expertise to new markets and driving growth through innovation in areas such as power,” said Cirrus Logic President and Chief Executive Officer John Forsyth. “Lion’s proprietary fast-charging products and robust intellectual property portfolio are expected to contribute meaningfully to revenue growth in the coming years, strengthen the company’s position to pursue exciting new opportunities and significantly expand our addressable market.”

“We are thrilled to become a part of Cirrus Logic’s remarkable team and culture,” said Lion’s Chief Executive Officer Wonyoung Kim. “Cirrus Logic excels in delivering advanced mixed-signal technologies to the industry’s most demanding customers. We believe our world-class charging technology and innovative switched-capacitor architectures will help put even more Cirrus Logic solutions at the heart of the world’s best battery-powered products.”

Lion Semiconductor’s switched-capacitor architectures enable outstanding wired and wireless fast-charging user experiences and are used today in numerous flagship and mid-tier smartphones. These solutions are integrated close to the battery and deliver higher efficiency and better heat dissipation for the rapidly developing fast-charging market. Incorporated in 2012, Lion has operations in San Francisco and Seoul, South Korea.

Transaction Details

  Cirrus Logic to pay $335 million in cash
  Expected to contribute approximately $60 million in revenue between deal close and the end of FY22
  Gross margin is expected to be supportive of corporate margins
  Expected to be immediately accretive to GAAP and non-GAAP earnings per share
  The boards of directors of both companies have approved the transaction, which is expected to close within 30 days, subject to customary closing conditions

A presentation providing more detail on the transaction is available on Cirrus Logic’s Investor Relations website. The company will address questions regarding the acquisition of Lion Semiconductor during the Q1 FY22 earnings call on July 28, 2021.

Cirrus Logic, Inc.

Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

© 2021 Cirrus Logic, Inc. All rights reserved.

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Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements including our statements about the company’s expectations to accelerate or drive the growth of the Company’s high-performance mixed-signal business; to contribute meaningfully to revenue growth in the coming years; to strengthen our position to pursue exciting new opportunities; to expand our addressable market; to put more of our solutions at the heart of battery-powered products; to have gross margins supportive of corporate margins; to contribute approximately $60 million in revenue between deal close and the end of FY22; to be immediately accretive to earnings per share; and that the transaction will close within 30 days. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: recent increased industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; the failure of the acquisition to close as a result of a failure to meet closing conditions; our ability to effectively integrate the business and operations of Lion Semiconductor, including our ability to retain key employees following the acquisition; any material adverse changes in the customers of Lion Semiconductor and/or any material adverse changes in the business or financial condition of Lion Semiconductor; the level of orders and shipments, customer cancellations of orders, or the failure to place orders consistent with current forecasts for fast-charging IC products, along with the risk factors listed in our Form 10-K for the year ended March 27, 2021, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Contacts

Bill Schnell
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Mary Ninow-Thomaere
Strategic Communications, Inc.
(916) 350-1032
mnthomaere@strategiccom.biz